Exhibit 10.2

CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE ITS DISCLOSURE WOULD CONSTITUTE AN UNWARRANTED INVASION OF PERSONAL PRIVACY. INFORMATION THAT HAS BEEN OMITTED ON THAT BASIS IS DENOTED IN THIS DOCUMENT AS “[###].”

AGREEMENT

between

Garrett Motion Sàrl

Zone d’activités La Pièce 16,

1180 Rolle

(the “Company”)

and

Peter Bracke

[###]

(the “Employee”)

WHEREAS:

(A)

The Company as employer and the Employee have entered into an employment agreement made on September 15, 2015 with amendments dated June 8, 2020 (the “Employment Agreement”) which recognized the Employee’s start date of March 23, 1998.

(B)	The Employee is Chief Transformation Officer

(C)

The Company and the Employee have decided to enter into this Agreement in order to set forth the terms and conditions of the termination of the Employment Agreement in full and final settlement of any claims thereunder.

NOW, THEREFORE, the Company and the Employee (the “Parties”) agree as follows:

1.	Termination of Employment Agreement

(a)

The Parties hereby agree that the Employment Agreement shall terminate with effect from November 30, 2021 (the “Termination Date”). In consideration that the Termination Payment exceeds the contractual minimum requirements, the Employee hereby agrees that the term of his employment contract shall not be postponed to a later date than the Termination Date in case of any incapacity (such as illness or accident) occurring before the Termination Date.

(b)

The Employee shall be released from the obligation to work with effect from June 1, 2021. The Employee undertakes to provide the Company with all information and assistance necessary to allow a smooth transition of his duties until the Termination Date.

(c)	From the date of signature of this Agreement until the Termination Date, all the remaining vacation days will be deemed, as part of this Agreement, to be taken by the Employee.

2.	Compensation

(a)

The Company shall pay to the Employee his usual salary, subject to all legal and contractual deductions, as well as the cash allowance in accordance with the applicable Company Car Policy until the Termination Date.

(b)

In consideration for his acceptance of the undertakings and obligations under this Agreement, the Company shall pay to the Employee a severance payment in the amount of CHF 1’200’000 gross. The Employee acknowledges that these payments include all and any amounts due to, or which might be claimed by the Employee whether as salary, bonus, remuneration, severance, or for any other ground based on, or in relation with the Employee’s employment with the Company (the “Termination Payment”).

(c)	The Termination Payment above will be paid within 45 days after the Termination Date on the Employee’s usual salary account.

(d)

It is expressly understood that the Termination Payment shall be paid after deduction of all applicable social security contributions and, as the case may be, as of any payroll taxes or other deductions which might be due pursuant to the legislation applicable to such payments.

3.	Outplacement

The company shall propose a six-month outplacement program with the Company’s selected partner PDP (Performance Development Partner SA).

4.	Non-Compete Agreement

The Employee agrees that as a condition of settlement, he shall sign a non-compete agreement with the Company in the form appended to this Agreement as Annexe 1.

5.	Return of Property

The Employee shall, on or before the Termination Date, return all Company property and information he has received in the course of his employment with the Company, including but not limited to documents, laptop computer, computer-generated information, reports, books, studies, data, credit cards, employee identification, access cards and other such materials and he shall retain no copies of any such property or information. All of the above property shall be in good condition, save for normal wear and tear.

6.	Trade Secrets, Proprietary and Confidential Information

(a)

The Employee hereby undertakes to keep the terms hereof strictly confidential and not to disclose them to any third party unless required by law or any court or governmental authority. The termination of the Employment Agreement pursuant to the terms hereof shall not relieve the Employee from his obligation to keep confidential any confidential and/or non-public information pertaining to the Company and/or its affiliates and/or their activities that has been disclosed and/or became known to his during the term of the Employment Agreement.

(b)

The Employee acknowledges that he continues to be bound by the terms of the Honeywell Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information signed on September 22, 2015 by the Employee, subject to all references to Honeywell entities applying to Garrett Motion group companies with effect from October 1, 2018. Clauses 9 and 10 of the above-named Trade Secrets, Proprietary and Confidential Information Agreement shall be superseded by the relevant provisions contained in Annexe 1 to this Agreement.

(c)

In case of breach of the above undertakings, the Employee shall pay to the Company liquidated damages in the amount of CHF 10’000 for each instance of violation; for the avoidance of doubt, claim for additional damages incurred by the Company is reserved. The payment of liquidated damages shall not discharge the Employee from complying with these undertakings.

7.	Non-Disparagement

The Employee shall not make, participate in the making of, or encourage any other person to make, any public statements, written or oral, which are intended to criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass the Company and/or any of the Company’s directors, officers, executives, employees, partners, stakeholders, agents or attorneys. The Employee further agrees not to make any negative public statements, written or oral, relating to the employment, the termination of employment, and/or any aspect of the business of the Company.

8.	Full and Final Settlement

In consideration for the Termination Payment, the Employee irrevocably and unconditionally releases and forever discharges the Company and its affiliates, including without limitation their directors, officers, executives, partners, stakeholders, agents, attorneys, insurers and employees, past and present, and each of them, from any and all claims in full and final settlement of any rights or obligations that may exist on the date hereof or at any time hereafter in connection with or arising out of the Employment Agreement and/or this Agreement.

9.	Binding Effect

This Agreement shall enter into effect upon its execution by both parties.

10.	Written Form

This Agreement may not be modified or amended except by written amendments duly executed by the Parties. This requirement of written form can only be waived in writing.

11.	Governing law and Jurisdiction

(a)	This Agreement shall be governed by Swiss substantive law in all respects.

(b)	The courts of Lausanne shall have exclusive jurisdiction for any dispute arising out of or in connection with this Agreement.

Validity period of the agreement

For this agreement to be valid, it shall the signed by the employee no later than June 7, 2021.

This Agreement is executed in two counterparts in Rolle, Switzerland.

Date: 5/31/2021	Date: 6/1/2021

/s/ Fabrice Spenninck	/s/ Peter Bracke
Garrett Motion Sàrl	Peter Bracke

ANNEXE 1

Post-Termination Restrictions

1.1	The following definitions apply for the restrictions set out in the remainder of this clause (all other definitions are as set out in the attached Agreement):

“Capacity” means acting as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity (whether directly or otherwise and/or whether acting on your own behalf or in conjunction with any firm, company or person).

“Group Company” shall mean the Company and all companies which are for the time being either a Holding Company of the Company or a Subsidiary Company of either the Company or any such Holding Company (and “Subsidiary Company” and “Holding Company” shall have the meanings ascribed to them by art. 5 para. 1 Ordinance on Merger Control).

“Group” shall be taken to mean the Company, any Subsidiary Company, any Holding Company and/or any company within the Garrett Motion Inc. corporate group.

“Relevant Period” means the 12 month period prior to the Termination Date.

“Restricted Business” means any of the following list of companies: Borg-Warner, Holset, IHI, MHI, Bosch, Bosch-Mahle JV, Schaeffler-Continental, Voight, ABB (Turbocharger division), Delphi (Turbo remanufacturing division), TMI (Turbo remanufacturing division), Asysum, VEGE, J-Rone, Melett, Turbo Technics, Caterpillar (Turbo remanufacturing division), Mecatrans, KTS, Masterpower, Precision Turbo, Renault (Turbo remanufacturing division), KBB (Turbocharger division), NAPIER (Turbocharger division), MTU (Turbocharger division), MAN (Turbocharger division), GE (Turbocharger division), Mitsui (Turbocharger division), EMD (Turbocharger division), Cummins, Continental, Tianli (Weifu), Tienyen, Shouguang, Fuyuan, Hyundai-Wia, Valeo, commercial and passenger vehicle Original Equipment Manufacturers in the performance of turbocharging and electric boosting activities including but not limited to RSA. PSA, VW group, Daimler, BMW, FCA, Volvo, MAN, Scania, and Perkins.

“Restricted Customer” means any firm, company or person who, during the Relevant Period, was a customer (or prospective customer) of the Company or any other member of the Group and with whom you had contact with or about whom you became aware or informed of during your employment with the Company.

“Restricted Partner” means any firm, company or person who, during the Relevant Period, was a client or business partner (or prospective client or business partner) of the Company or any other member of the Group and with whom you had contact with or about whom you became aware or informed of during your employment with the Company.

“Restricted Person” means anyone employed or engaged by the Company and/or any member of the Group and with whom you dealt with in the course of your employment in the Relevant Period (but excluding any employee employed in an administrative, clerical, manual or secretarial capacity); and

“Territory” means (noting the seniority and global nature of your role): (a) all jurisdictions across the globe in which the Company or any member of the Group have business operations; and/or (b) all jurisdictions globally where, during the Relevant Period, the Company and/or any member of the Group undertook Restricted Business and in respect of which during the Relevant Period you were involved or for which you had management responsibility.

1.2

In order to protect the Group’s legitimate proprietary interests, confidential information and its businesses and employees, including but not limited to, Garrett’s business methods, business systems, strategic plans, plans for acquisition or disposition of products, expansion plans, financial status and plans, financial data, customer lists and data, and personnel information to which you have had access to as a result of your employment with the Company, and noting the seniority and global nature of your role, you expressly covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not:

(a)

for a period of 12 months after the Termination Date, be involved in any Capacity with any business concern in the Territory which is (or intends to be) in competition, whether directly or otherwise, with any Restricted Business;

(b)

for a period of 12 months after the Termination Date, solicit or endeavour to entice away from the Company and/or other member of the Group, the business or custom of a Restricted Customer or Restricted Person with a view to providing goods or services to that Restricted Customer or Restricted Person in competition with any Restricted Business;

(c)

for a period of 12 months after the Termination Date, deal or otherwise be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer or Restricted Person in the course of any business concern which is in competition with any Restricted Business; and/or

(d)

for a period of 12 months after the Termination Date, in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company and/or any other member of the Group, any Restricted Person (whether or not such person would be in breach of contract as a result of such employment or engagement).

1.3

None of the restrictions in sub-clause 1.2 above shall prevent you from holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.

1.4	The periods for which the restrictions in sub-clause 1.2 apply shall not be reduced by any period that you spend on garden leave immediately before the Termination Date.

1.5

If you receive an offer to be involved in a business concern in any Capacity prior to the Termination Date, or before the expiry of the last of the covenants in sub-clause 1.2, you shall give the person making the offer to you a copy of this clause 1 and shall tell the Company the identity of that person as soon as possible after receiving such offer.

1.6

You confirm that you have entered into the restrictions in sub-clause 1.2 with the Company having been given sufficient time to properly consider the content and implications for you. Further, you warrant and represent your experience and capabilities are such that the restrictions contained in sub-clause 1.2 will not, upon the termination of your employment with the Company prevent you from obtaining employment or otherwise earning a reasonable living.

1.7

Each of the restrictions set out in sub-clause 1.2 are intended to be separate and severable. If any of the restrictions themselves shall be held to be void but would otherwise be valid if part of their wording were deleted or amended, such restriction shall apply with such deletion or amendment as may be necessary to make it valid or effective.

1.8

You understand that a violation of the obligations under this clause 1 is likely to cause serious damage to the Company and/or another member of the Group. Therefore, upon any breach of your obligations under this clause 0, you agree that you shall repay to the Company an amount equal to the Termination Payment set out in clause 2(b) of the attached Agreement. The Company’s right to claim damages is expressly reserved. Furthermore, the Company shall in any event be entitled to seek judicial enforcement of your obligations.

1.9

You further agree that a remedy at law for any breach or threatened breach of the provisions of this clause 1 would be inadequate and therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. You acknowledge and agree that the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this clause, and that money damages would not be an adequate remedy for such breach. You acknowledge and agree that a violation of this clause would cause irreparable harm to the Company and/or the Group, and covenant that you will not assert in any proceeding that a violation or further violation of this clause: (i) will not result in irreparable harm to the Company and/or Group; or (ii) could be remedied adequately at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies available at law or equity. In the event that a court determines that you have breached or threatened to breach this clause, you agree to reimburse the Company for all attorneys’ fees and costs incurred in enforcing its terms. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach against you or your new employer, which may also include, but not be limited to, contract damages, lost profits and punitive damages.

Signed	/s/ Peter Bracke

Dated 6/1/2021